Exhibit 99.1

News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana  47807   (812) 238-6000

For more information contact:
October 20, 2011	Rodger A. McHargue at (812) 238-6334

First Financial Corporation Reports 3rd Quarter Earnings

TERRE HAUTE, INDIANA — First Financial Corporation (NASDAQ:THFF) today announced net income of $9.8 and $27.0 million for the three and nine months ended September 30, 2011. These are increases of 56.0% and 37.3% over the $6.3 and $19.7 million reported for the same periods of 2010. For the third quarter of 2011 the return on assets of 1.57% and the earnings per share of $0.75 represent increases of more than 55% compared to the 0.99% return on assets and $0.48 per share reported for the three months ended September 30, 2010. The return on assets of 1.44% and the earnings per share of $2.06 for the nine months ended September 30, 2011 are increased from the 1.04% return on assets and $1.50 earnings per share reported for the nine months ended September 30, 2010.

Net interest income for the third quarter of 2011 of $24.9 million is an increase of 1.02% over the $24.7 million reported for same period of 2010. The year-to date net interest income for 2011 of $74.8 million is an increase of 3.9% over the $72.0 million reported for the nine months ended September 30, 2010. The net interest margin of 4.52% for 2011 is an increase of 4.4% over the 4.3% reported for 2010 as the Corporation continues to realize the benefits of reduced funding costs.

Non-interest income for the three months ended September 30, 2011 increased to $8.9 million from the $7.3 million for the same period of 2010. During the current quarter there was a gain realized on bank owned life insurance of $928 thousand. The year-to-date non-interest income for 2011 was $25.1 million, a 24.4% increase over the $20.2 million reported for the same period of 2010.

Non-interest expense for the three months ended September 30, 2011 was $18.6 million compared to $20.6 million for the same period of 2010, a $2.0 million or 9.9% decrease. Non-interest expense of $56.9 million for the nine months ended September 30, 2011 is a decrease of 1.1% or $646 thousand over the $57.6 million non-interest expense for the nine months ended September 30, 2010.

Total loans at September 30, 2011 grew by $18.0 million or 1.1% to $1.66 billion compared to $1.64 billion for September 30, 2010. Deposits at September 30, 2011 were $1.93 billion, an increase of $9.3 million since September 30, 2010. Shareholders’ equity grew 8.8% to $356.6 million compared to $327.7 million at September 30, 2010. Book value per share increased $2.11 from $25.00 per share at September 30, 2010 to $27.11 per share at September 30, 2011.

First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

First Financial Corporation

For the Quarter Ending September 30,2011

(Dollar amounts in thousands except per share data)

	09/30/11	09/30/10	Change	% Change

Year to Date Information:

Net Income	$27,034	$19,692	$7,342	37.28%
Earnings Per Average Share	$2.06	$1.50	$0.56	37.33%
Return on Assets	1.44%	1.04%	0.40%	38.46%
Return on Equity	10.65%	8.24%	2.41%	29.25%
Net Interest Margin	4.52%	4.33%	0.19%	4.39%
Net Interest Income	$74,818	$72,015	$2,803	3.89%
Non-Interest Income	$25,098	$20,182	$4,916	24.36%
Non-Interest Expense	$56,915	$57,561	$(646)	-1.12%
Loss Provision	$3,894	$7,010	$(3,116)	-44.45%
Net Charge Offs	$4,273	$6,473	$(2,200)	-33.99%
Efficiency Ratio	54.74%	59.87%	-5.13%	-8.57%

Quarter to Date Information:

Net Income	$9,814	$6,293	$3,521	55.95%
Earnings Per Average Share	$0.75	$0.48	$0.27	56.25%
Return on Assets	1.57%	0.99%	0.58%	58.59%
Return on Equity	11.32%	7.79%	3.53%	45.31%
Net Interest Margin	4.50%	4.39%	0.11%	2.51%
Net Interest Income	$24,904	$24,653	$251	1.02%
Non-Interest Income	$8,910	$7,296	$1,614	22.12%
Non-Interest Expense	$18,553	$20,580	$(2,027)	-9.85%
Loss Provision	$1,360	$2,390	$(1,030)	-43.10%
Net Charge Offs	$1,132	$2,331	$(1,028)	-44.10%
Efficiency Ratio	52.70%	61.78%	-9.08%	-14.70%

Balance Sheet:

Assets	$2,511,295	$2,562,143	$(50,848)	-1.98%
Deposits	$1,926,960	$1,917,663	$9,297	0.48%
Loans	$1,657,672	$1,639,654	$18,018	1.10%
Shareholders’ Equity	$356,575	$327,682	$28,893	8.82%
Book Value Per Share	$27.11	$25.00	$2.11	8.45%
Average Assets	$2,490,993	$2,511,498	$(20,505)	-0.82%